Exhibit 10.1

HECLA MINING COMPANY

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made by and between Hecla Mining Company, a Delaware corporation (the “Company”), and ______________ (the “Executive”), effective as of __________, 20___.

The Company and the Executive agree as follows:

1.
Term of Agreement. This Agreement will continue indefinitely until terminated by written consent of the parties hereto, or if earlier, upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2.
Severance Benefits.
2.1.
Qualifying Termination During the Change in Control Period. In the event of a Qualifying Termination that occurs during the Change in Control Period, the Executive will receive the following payments and benefits from the Company:
2.1.1.
Salary and Bonus Severance. A single, lump sum, cash payment equal to two hundred percent (200%) of the sum of the Executive’s then current annual salary plus the highest annual and long-term incentive plan opportunities paid to the Executive for the preceding three completed fiscal years.
2.1.2.
COBRA Severance. A single, lump sum, cash payment equal to twenty- four (24) times the monthly medical, dental and vision premiums paid by the Executive and the Company for the benefit of the Executive and the Executive’s eligible dependents for the month immediately preceding the month of the Qualifying Termination.
2.1.3.
Outplacement Severance. A single, lump sum, cash payment equal to twenty thousand dollars ($20,000) for outplacement services.
2.1.4.
Long-Term Incentive Compensation. Accelerated vesting of one hundred percent (100%) of the equity awards held by the Executive on the date of the Qualifying Termination, with performance-based awards vesting at the higher of target achievement or actual performance through the date of the Qualifying Termination.
2.1.5.
Retirement. A single, lump-sum, cash payment equal to the excess of (a) the actuarial equivalent of the Deemed Retirement Benefit over (b) the actuarial equivalent of the Executive’s Actual Retirement Benefit.
2.2.
Qualifying Termination Outside of the Change in Control Period. In the event of a Qualifying Termination that occurs outside of the Change in Control Period, the Executive will receive the following payments and benefits from the Company:

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2.2.1.
Salary and Bonus Severance. A single, lump sum, cash payment equal to one hundred percent (100%) of the sum of the Executive’s then current annual salary plus the highest annual and long-term incentive bonus paid to the Executive for the preceding three completed fiscal years.
2.2.2.
COBRA Severance. A single, lump sum, cash payment equal to eighteen

(18) times the monthly medical, dental and vision premiums paid by the Executive and the Company for the benefit of the Executive and the Executive’s eligible dependents for the month immediately preceding the month of the Qualifying Termination.

2.2.3.
Outplacement Severance. A single, lump sum, cash payment equal to fifteen thousand dollars ($15,000) for outplacement services.
2.2.4.
Long-Term Incentive Compensation. Accelerated vesting of fifty percent (50%) of the unvested time-based equity awards held by the Executive on the date of the Qualifying Termination, and one hundred percent (100%) of the unvested performance-based equity awards vesting at target achievement, prorated for the number of days prior to the date of the Qualifying Termination in the applicable performance period.
2.3.
Termination due to Death or Disability. In the event of a termination of the Executive’s employment with the Company either (a) by the Company due to Disability or (b) due to death, the Executive will receive the following payments and benefits from the Company, subject to the requirements of this Agreement:
2.3.1.
Salary Severance. A single, lump sum, cash payment equal to one hundred percent (100%) of the Executive’s then current annual salary.
2.3.2.
Bonus Severance. A single, lump sum, cash payment equal to one hundred percent (100%) of the Executive’s then target annual bonus opportunity, prorated for the number of days prior to the date of the Qualifying Termination in the applicable performance period.
2.4.
Other Terminations. If the termination of the Executive’s employment does not constitute a termination covered in this Section, then the Executive will not be entitled to receive any severance or other benefits in connection with such termination under this Agreement. Consequently, for the avoidance of doubt, upon a voluntary termination by the Executive other than for Good Reason during the Change in Control Period, or upon a termination initiated by the Company for Cause, the Executive will not become entitled to any severance or other benefits under this Agreement.
3.
Accrued Compensation. On any termination of the Executive’s employment with the Company, the Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to the Executive under any Company-provided plans, policies, and arrangements.
4.
Conditions to Receipt of Severance.
4.1.
Release of Claims (“Release”). The Executive’s receipt of any severance

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payments or benefits under this Agreement is subject to the Executive signing and not revoking the

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Company’s then standard Release, which must become effective and irrevocable no later than the fifty- fifth (55th) day following the date of the Qualifying Termination. If the Release does not become effective and irrevocable by such deadline, the Executive will forfeit any right to the severance payments or benefits under this Agreement. In the Release, the Executive will (i) acknowledge the receipt of the severance payments and benefits under this Agreement, (ii) release the Company and its affiliates and other persons and entities designated by the Company from any liability arising from the Executive’s employment or termination of employment (other than with respect to the Executive’s rights under this Agreement) and

(iii) agree to covenants related to confidentiality and the Company’s reputation, as well as other covenants, in each case to the extent they are customary, standard, and appropriate within the industry in which the Company operates, as determined by the Company in its reasonable, good faith discretion.

4.2.
Payment Timing. Any lump sum cash severance payments under this Agreement will be provided to the Executive on the second regularly scheduled payroll date of the Company following the date the Release becomes effective and irrevocable (or with respect to a Qualifying Termination under Section 2.1, if later than such termination, the date of the Change in Control). Any acceleration of equity awards will be effective, subject to the terms of the applicable equity award governing the settlement timing of the equity award to the extent such terms specifically require any such delay in order to comply with the requirements of Section 409A, (a) on a date within ten (10) days following the date the Release becomes effective and irrevocable, or (b) if later than such termination, in the event of a Qualifying Termination under Section 2.1, on the date of the Change in Control.
5.
Definitions.
5.1.
“Actual Retirement Benefit” means the aggregate benefits that are actually payable to the Executive under each Retirement Plan on the date of the Qualifying Termination, determined in accordance with the terms of the applicable Retirement Plan.
5.2.
“Cause” means: (i) the willful and continued failure of the Executive to perform substantially the Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s notice to terminate his employment with the Company for Good Reason (as defined below), after a written demand for substantial performance is delivered to the Executive by the Board of Directors of the Company (“Board”) or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. For purposes of this definition, no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive if the

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Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in this definition, and specifying the particulars thereof in detail.

5.3.
“Change in Control” means as defined in the Company’s 2010 Stock Incentive Plan (Amended and Restated as of August 21, 2021), as may be further amended and/or restated or succeeded).
5.4.
“Change in Control Period” means the period beginning on the date three (3) months prior to a Change in Control and ending on (and inclusive of) the date that is the two (2) year anniversary of such Change in Control.
5.5.
“Code” means the Internal Revenue Code of 1986, as amended.
5.6.
“Deemed Retirement Benefit” means the aggregate benefits that would be payable to the Executive under each Retirement Plan in which the Executive participates, assuming that (a) the Executive’s age as of the date of the Qualifying Termination were increased by two (2) years for purposes of calculating the pension reduction but not for purposes of determining covered compensation (as those terms are defined in the applicable Retirement Plan), (b) the Executive’s average annual earnings were calculated by assuming that the Executive had continued to receive continued compensation and benefits for two (2) years, (c) the Executive’s years of service were increased by two (2) years, and (d) the Executive’s benefits under the applicable Retirement Plan were fully vested.
5.7.
“Disability” means total and permanent disability as defined in Code Section 22(e)(3).
5.8.
“Good Reason” means the Executive’s termination of the Executive’s employment with the Company during the Change in Control Period and within sixty (60) days following the expiration of the Company’s Cure Period (as defined below) following the occurrence of any of the following without the Executive’s written consent: (i) a material reduction in the Executive’s authority, responsibilities, position, reporting structure, or duties; (ii) a material reduction in the Executive’s compensation opportunities or in the aggregate level of benefits made available to the Executive; (iii) relocation of the Executive’s primary place of business for the performance of the Executive’s duties to the Company to a location that is more than thirty-five (35) miles from its prior location; or (iv) a breach by the Company of any agreement with the Executive that is reasonably likely to be materially adverse to the Executive. In order for an event to qualify as Good Reason, the Executive must not terminate employment with the Company without first providing the Company with written notice identifying the acts or omissions constituting the grounds for “Good Reason” within sixty (60) days following the Executive’s initial knowledge of the grounds for “Good Reason” and a cure period of thirty (30) days following the date of such notice (the “Cure Period”).
5.9.
“Qualifying Termination” means a termination of the Executive’s employment with the Company by the Company without Cause and other than due to the Executive’s death or

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Disability, provided that, during the Change in Control Period, Qualifying Termination also means a termination of the Executive’s employment with the Company by the Executive for Good Reason.

5.10.
“Retirement Plan” means the Company’s Qualified Retirement Plan (and any successor defined benefit plan) and the Company’s Supplemental Excess Retirement Plan.
5.11.
“Section 409A” means Code Section 409A and the Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended, or modified from time to time.
6.
Successors. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of the Executive upon the Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution, including to a living trust for the benefit of the Executive and Executive’s beneficiary or beneficiaries upon the Executive’s death.
7.
Notice. All notices and other communications required or permitted under this Agreement will be in writing and will be effectively given (a) upon actual delivery to the party to be notified, (b) upon transmission by email, (c) one (1) business day after deposit with a recognized overnight courier, or (d) three (3) business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed: (i) if to the Executive, at the address the Executive will have most recently furnished to the Company in writing, (ii) if to the Company, at the Company’s principle executive office specified in the Company’s most recent Form 10-K or Form 10-Q filing with the Securities and Exchange Commission, attention to the Chief Legal Officer or General Counsel. Any termination of the Executive’s employment by the Company for Cause will be communicated by a notice of termination of the Executive’s employment to the Executive, and any termination by the Executive for Good Reason will be communicated by a notice of termination to the Company. The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.
8.
Resignation. The termination of the Executive’s employment for any reason also will constitute, without any further required action by the Executive, the Executive’s voluntary resignation from all other positions held at the Company or any of its subsidiaries or affiliates, including as an officer, manager, or director, and from all corporate, trade, civic or charitable boards or committees on which the Executive serves on behalf of the Company or at the Board’s request.
9.
Miscellaneous Provisions.
9.1.
No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any payment be reduced by any earnings that the Executive may receive from any other source.
9.2.
Waiver; Amendment. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized

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officer of the Company (other than the Executive) and by the Executive, unless such modification, waiver or discharge is initiated by the Company and not materially adverse to the Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
9.3.
Headings. Headings are provided herein for convenience only, and will not serve as a basis for interpretation or construction of this Agreement.
9.4.
Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes in their entirety all prior representations, understandings, undertakings, or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of this Agreement, including the Prior Agreement.
9.5.
Governing Law. This Agreement will be governed by the laws of the State of Idaho but without regard to the conflict of laws provision. To the extent that any lawsuit is permitted with respect to any provisions under this Agreement, exclusive jurisdiction and venue shall be the state and federal courts located in Kootenai County, Idaho.
9.6.
Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason, such invalidity, illegality, or unenforceability will not affect the remaining parts of this Agreement, and this Agreement will be construed and enforced as if the invalid, illegal, or unenforceable provision had not been included.
9.7.
Withholding. The Company (and any parent, subsidiary, or other affiliate of the Company, as applicable) will have the right and authority to deduct from any payments or benefits all withholdings and deductions required by law. Neither the Company nor any parent, subsidiary or other affiliate of the Company will have any responsibility, liability, or obligation to pay the Executive’s taxes arising from or relating to any payments or benefits under this Agreement.
9.8.
At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law. No payments, benefits, or provisions under this Agreement will confer upon the Executive any right to continue the Executive’s employment with the Company, nor will they interfere with or limit in any way the right of the Company or the Executive to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws.
9.9.
Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms in this Agreement will be interpreted in accordance with this intent. If any payment hereunder is required by Section 409A to be paid in the same form as in the Prior Agreement, then such payment shall be paid in the same form as in the Prior Agreement. For purposes of the preceding sentence, “Prior Agreement” means the Change of Control Agreement previously entered into between the Company and the Executive. No payments or benefits to be provided to the Executive, if any, under this Agreement or otherwise, when considered together with any other severance payments

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or separation benefits that are considered deferred compensation under Section 409A (the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. To the extent required to be exempt from or comply with Section 409A, references to the termination of the Executive’s employment or similar phrases used in this Agreement will mean the Executive’s “separation from service” within the meaning of Section 409A. Notwithstanding any provisions to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s separation from service (other than due to death), then any payments or benefits under this Agreement that constitute Deferred Payments payable within the first six (6) months after the Executive’s separation from service instead will be delayed to the extent required by Section 409A. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2). In no event will the Executive have any discretion to choose the Executive’s taxable year in which any payments or benefits are provided under this Agreement. Notwithstanding any other provision of this Agreement, any lump sum cash severance payment under this Agreement will be provided to the Executive no later than March 15 of the year following the year in which the payment becomes earned under Section 409A. In no event will the Company or any parent, subsidiary or other affiliate of the Company have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless the Executive for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
9.10.
Non-duplication of Payment or Benefits. For purposes of clarity, in the event of a Qualifying Termination that occurs during the period within three (3) months prior to a Change in Control, any severance payments and benefits to be provided to the Executive thereafter will be reduced by any amounts that already were provided to the Executive under this Agreement. For purposes of clarity, in the event of the Executive’s Qualifying Termination that occurs prior to a Change in Control, any then outstanding and unvested portion of the Executive’s equity awards will remain outstanding (and unvested) until the earlier of (x) three (3) months following the Qualifying Termination, or (y) a Change in Control that occurs within three (3) months following the Qualifying Termination, solely so that any benefits due on a Qualifying Termination can be provided if the Qualifying Termination occurs during the Change in Control Period (provided that in no event will the Executive’s stock option equity awards or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration). If no Change in Control occurs within three (3) months following a Qualifying Termination, any unvested portion of the Executive’s equity awards automatically and permanently will be forfeited on the date three (3) months following the date of the Qualifying Termination without having vested.
9.11.
Reduction of Severance Benefits. If any payment or benefit that the Executive would receive from the Company or any other party under this Agreement or otherwise (the “Payments”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be either delivered in full, or delivered as to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some of the Payments may be subject to the Excise Tax. If a reduction in Payments is made in accordance with the immediately preceding sentence, the reduction will occur, with respect to the Payments

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considered parachute payments within the meaning of Code Section 280G, in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (ii) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the equity awards (that is, the most recently granted equity awards will be cancelled first); (iii) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the equity awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (iv) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). If two or more equity awards are granted on the same date, each award will be reduced on a prorated basis. In no event will the Executive have any discretion with respect to the ordering of Payment reductions. Any required determinations will be made in writing by a nationally recognized accounting or valuation firm selected by the Company, whose determinations will be conclusive and binding upon the Executive and the Company for all purposes. The Company and the Executive will furnish to the firm such information and documents as the firm reasonably may request in order to make determinations required under this Agreement. The Company will bear the costs and make all payments required to be made to the firm for the firm’s services that are rendered in connection with any calculations contemplated by this Agreement. The Company will have no liability to the Executive for the determinations of the firm.
9.12.
Clawback Policy. Any payment or benefit that the Executive would receive from the Company under this Agreement will be subject to any Company policy or arrangement regarding the clawback, recoupment or forfeiture of incentive-based compensation.
9.13.
Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer.

COMPANY

EXECUTIVE

HECLA MINING COMPANY

By:

____________________________

Title: President and CEO Date:

Name:

Date: